                                                                   EXHIBIT 10.12








                           EQUIPMENT SALE AGREEMENT

                                    BETWEEN

                          RESNET COMMUNICATIONS, INC.

                                      AND

                       TCI SATELLITE ENTERTAINMENT, INC.

                         Dated as of October 21, 1996

                                                                            Page

RECITALS......................................................................1

AGREEMENT.....................................................................1
    1.   Sale of Equipment....................................................1
    2.   Payment..............................................................4
    3.   Term.................................................................4
    4.   Mutual Representations and Warranties................................4
    5.   Termination..........................................................4
    6.   Conditional Covenant to Continue Performance by TCI-Satellite........5
    7.   Notices..............................................................5
    8.   Assignment...........................................................6
    9.   Limitation of Liability..............................................6
    10.  Taxes................................................................7
    11.  Relationship of the Parties..........................................7
    12.  General..............................................................7

EXHIBIT A - EQUIPMENT AND PRICES
EXHIBIT B - EQUIPMENT STANDARDS FOR IRD'S

                                                                  EXECUTION COPY

                            EQUIPMENT SALE AGREEMENT
                            ------------------------


     This EQUIPMENT SALE AGREEMENT (including the Exhibits attached hereto, this "Agreement") is entered into as of October 21, 1996, by and between TCI Satellite Entertainment, Inc., a Delaware corporation ("TCI-Satellite"), and ResNet Communications, Inc., a Delaware corporation ("ResNet") (each of TCI-Satellite and ResNet being referred to herein individually as a "Party" and together as the "Parties").

                                   RECITALS
                                   --------

     A. ResNet operates as a "private cable operator" under applicable federal law providing video on-demand, basic and premium cable television programming and other interactive, multi-media entertainment and information services to subscribers in multiple dwelling units with facilities that do not use any public right-of-way (the "Business"). TCI-Satellite and ResNet desire to enter into this Agreement to provide for the sale by TCI-Satellite to ResNet of equipment necessary to decompress and decrypt programming signals delivered by ResNet in connection with the Business.

                                    AGREEMENT
                                   ----------

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

     1.  Sale of Equipment.
         -----------------

         (a) TCI-Satellite will sell to ResNet the integrated receiver-decoders ("IRD's"), low-noise block converters and other equipment specified on Exhibit A to this Agreement (the "Equipment"). ResNet agrees that it will purchase all Equipment of the type specified on Exhibit A that it requires in connection with the Business up to a total purchase price of $40 million exclusively from TCI-Satellite; provided that if TCI-Satellite is unable to supply any Equipment within 30 days after receipt by TCI-Satellite of a purchase order from ResNet for such Equipment in accordance with the terms of this Agreement, ResNet shall have the right to obtain the Equipment from other sources and TCI-Satellite shall permit ResNet to draw on the credit facility described in Section 1(b) to pay the purchase price for the Equipment acquired by ResNet from other sources but TCI-Satellite shall have no other liability for any failure to supply Equipment hereunder. On the date of execution of this Agreement by the Parties, ResNet is delivering to TCI-Satellite a purchase order for $5,396,053 in Equipment (the "Initial Purchase Order"). TCI-Satellite will deliver the Equipment ordered pursuant to the Initial Purchase Order to ResNet in accordance with ResNet's delivery instructions; provided, however, that TCI-Satellite will not be obligated to deliver any Equipment sooner than 30 days after the date of execution of this Agreement by the Parties unless the Parties mutually agree.

         (b) The price payable by ResNet for the Equipment will be as specified on Exhibit A. All prices set forth on Exhibit A are net of sales taxes and are subject to change upon six months' prior notice by TCI-Satellite to ResNet based upon increases or decreases in TCI-Satellite's actual cost for the Equipment. If TCI-Satellite's cost for Equipment increases or decreases in the future, TCI-Satellite will notify ResNet of such cost increase or decrease and the purchase prices for the Equipment set forth on Exhibit A will be adjusted by multiplying the applicable purchase price set forth on Exhibit A by a fraction the numerator of which is TCI-Satellite's cost for such Equipment after any such future cost increase or decrease and the denominator of which is TCI-Satellite's cost for such Equipment immediately prior to any such future cost increase or decrease. The Parties agree that a revised Exhibit A will be prepared and attached to this Agreement to reflect any such price adjustments. The purchase price for the Equipment purchased by ResNet pursuant to the Initial Purchase Order shall be payable in cash net 30 days after delivery of each shipment of such Equipment to ResNet; provided, however, that the full amount of $5,396,053, the purchase price for the Equipment being purchased pursuant to the Initial Purchase Order, plus applicable sales taxes, in any event shall be paid in full within six months after the date of execution of this Agreement by the Parties. The purchase price for the Equipment purchased by ResNet other than pursuant to the Initial Purchase Order will be paid by drawing on a credit facility to be provided by TCI-Satellite to ResNet pursuant to a Subordinated Convertible Term Loan Agreement dated the same date as this Agreement (the "Loan Agreement"). The purchase price for such Equipment will be deemed to have been advanced under the Loan Agreement on the date of shipment of such Equipment by TCI-Satellite to ResNet. ResNet will pay to TCI-Satellite all applicable sales taxes on the Equipment in cash within 30 days after each shipment of such Equipment and receipt of an invoice from TCI-Satellite specifying the amount of the applicable sales taxes.

     (c) TCI-Satellite will ship all Equipment (including any replacement Equipment) to ResNet by such method of shipment as TCI-Satellite may select and at TCI-Satellite's expense; provided, however, that ResNet will be responsible for insuring the Equipment and will bear all risk of damage or loss to the Equipment from the origin of shipment to the destination. ResNet will be responsible for installing such Equipment at its own expense and for thereafter maintaining such Equipment at its own expense.

     (d) Equipment sold hereunder may be new from the manufacturer or may be previously authorized. Equipment consisting of previously authorized IRD's will be reconditioned in accordance with the standards set forth on Exhibit B to this
Agreement.   For a period of 12 months from the date of delivery of a piece of
Equipment hereunder (including any replacement Equipment), TCI-Satellite or its authorized service representatives will repair or replace (at its option) the Equipment free of charge in the event of a defect in materials or workmanship. ResNet will be responsible for shipping all Equipment (including any replacement Equipment) to be repaired or replaced under warranty to TCI-Satellite's designated location at ResNet's expense. TCI-Satellite will be entitled to retain any Equipment replaced under warranty. TCI-Satellite may replace defective Equipment with factory or refurbished parts, components, or the entire unit, at TCI-Satellite's option. TCI-Satellite will decide without unreasonable delay on the appropriate repair or replacement option with respect to any defective Equipment covered by warranty. The warranty does not apply to any appearance items of the Equipment that do not adversely affect the performance of the Equipment. The warranty will not apply if the Equipment is damaged as a result of (i) improper modification, alteration, maintenance, or repairs performed by anyone other than TCI-Satellite's authorized service representatives; (ii) improper connection or disconnection of the Equipment by anyone other than TCI-Satellite's authorized service representatives; (iii) improper use of the Equipment; (iv) conditions outside the control of TCI-Satellite; or (v) accident, abuse or neglect.

TCI-SATELLITE SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE EQUIPMENT OR ARISING OUT OF ANY BREACH OF THIS WARRANTY. TCI-SATELLITE EXCLUDES AND DISCLAIMS ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (e) ResNet has provided TCI-Satellite with a 12-month forecast estimating its Equipment needs for the next 12 months and will provide TCI-Satellite with a revised 12-month forecast on a quarterly basis. ResNet agrees that all forecasts for Equipment needs delivered to TCI-Satellite will be estimated Equipment needs determined on a commercially reasonable basis. ResNet agrees to place orders for Equipment substantially in accordance with the most recent forecast provided by ResNet to TCI-Satellite and at least 30 days prior to the required delivery date. Notwithstanding the foregoing, ResNet will have the right to deliver to TCI-Satellite, without regard to any forecast for Equipment needs previously delivered by ResNet to TCI-Satellite, (i) a purchase order for any Equipment required due to a Change in Technology as defined in the Signal Availability Agreement being entered into by the Parties simultaneously with this Agreement, and (ii) on any day during the 30-day period ending on the maturity date of the Loan Agreement (including any extensions), a purchase order for Equipment for a total purchase price equal to the difference between $40 million and the aggregate purchase price (net of sales taxes) of all Equipment previously purchased by ResNet from TCI-Satellite, including Equipment purchased pursuant to the Initial Purchase Order (the "Equipment Balance"). If TCI-Satellite exercises its conversion option under the Loan Agreement prior to ResNet's purchase of Equipment, including Equipment purchased pursuant to the Initial Purchase Order, up to a total purchase price of $40 million of Equipment, TCI-Satellite shall remain obligated to honor ResNet's purchase orders in an aggregate amount up to the Equipment Balance for a period up to six years from the date first above written without additional consideration payable by ResNet with respect to the Equipment Balance other than the payment of applicable sales taxes in accordance with the terms of this Agreement.

     (f) ResNet will use the Equipment exclusively in connection with the Business; provided, however, that ResNet may sell up to 5,000 IRD's and related Equipment, or such greater amount of Equipment as may be approved by TCI-Satellite in advance in writing, to ResNet's parent corporation, LodgeNet Entertainment Corporation, a Delaware corporation, or its successor ("LodgeNet"), for a cash purchase price in an amount not less than the purchase price paid hereunder by ResNet for such Equipment, solely for use by LodgeNet in its business of providing video service to hotels, but only to hotels to which LodgeNet provides service on the date first above written.

      2.  Payment.  Payments for the Equipment purchased pursuant to the Initial
          -------
Purchase Order and for sales taxes on all Equipment required to be made by ResNet hereunder shall be sent to TCI-Satellite, 8085 South Chester, Suite 300, Englewood, CO 80112, Attention: Commercial Department or to such other address as TCI-Satellite may designate from time to time by written notice to ResNet. Interest at a rate of 1.5% per month (or at the highest allowable rate under law, if lower) will accrue upon all unpaid balances outstanding for more than 30 days after the due date.

      3.  Term.  The term of this Agreement shall be for a period of five years
          ----
from the date first above written (the "Initial Term") subject to an extension of one year at the option of ResNet if ResNet has not placed purchase orders, including the Initial Purchase Order, for Equipment totaling $40 million during the Initial Term.

      4.  Mutual Representations and Warranties.  Each of TCI-Satellite and
          -------------------------------------
ResNet represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement have been authorized by all required action, corporate or otherwise, and do not violate or conflict with any provisions of its charter or bylaws or any contractual obligations or requirements of law binding on it; (iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity; and (iv) it has and shall maintain in full force and effect throughout the term of this Agreement, all governmental permits, licenses and authorizations required on its part to perform its obligations under this Agreement.

      5.  Termination.  This Agreement may be terminated prior to the end of the
          -----------
Initial Term or any extension thereof as provided in this Section 5 and the rights and remedies of the Parties upon such termination shall be as set forth in this Section 5.

          (a) Either Party (the "Non-Defaulting Party") may terminate this Agreement upon a material breach of this Agreement by the other Party (the "Defaulting Party") if such material breach is not cured by the Defaulting Party within 30 days of its receipt of written notice regarding such breach from the Non-Defaulting Party.

          (b) TCI-Satellite may terminate this Agreement if ResNet uses Equipment other than in connection with the Business or permits any other entity or person to use Equipment provided hereunder, except as specifically provided in Section 1(f), without the prior written consent of TCI-Satellite.

          (c) Subject to the provisions of Section 6, either Party may terminate this Agreement if the other Party files (or is the debtor in such a filing by a third party) any proceeding in bankruptcy, receivership, or insolvency, and such petition is not discharged within 60 days, or makes an assignment for the benefit of its creditors, or allows any substantial attachment or execution to be levied upon any material part of its property (collectively referred to as "Bankruptcy").

          (d) Subject to the provisions of Section 9, no remedy conferred by any other specific provision of this Agreement is intended to be exclusive of any other remedy available to TCI-Satellite or ResNet hereunder or to any other remedy available at law or in equity, whether by statute, rule, or otherwise.

      6.  Conditional Covenant to Continue Performance by TCI-Satellite.  In the
          -------------------------------------------------------------
event of a Bankruptcy of ResNet, TCI-Satellite agrees that it will continue to perform its obligations under this Agreement and will not terminate this Agreement under Section 5(c) if and to the extent that LodgeNet elects to and does advance to ResNet, as an intercompany loan, after a Bankruptcy of ResNet, funds in an amount equal to the amount of the purchase price for the Equipment to be sold by TCI-Satellite to ResNet under the terms of this Agreement after a Bankruptcy of ResNet.

      7.  Notices.  All notices, demands, requests, or other communications
          -------
which may be or are required to be given, served, or sent by one Party to the other Party pursuant to this Agreement (except as otherwise specifically provided in this Agreement) shall be in writing and shall be delivered personally, by overnight messenger or mailed by first-class certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to ResNet:    808 West Avenue North
                       Sioux Falls, South Dakota 57104
                       Attn: Chief Operating Officer
                       Telephone:  (605) 330-1330

                       With a copy similarly addressed to the attention of Eric R. Jacobsen, Vice President and General Counsel

      With a copy to:  Pillsbury Madison & Sutro L.L.P.
                       235 Montgomery Street
                       San Francisco, California  94104
                       Attn:  Gregg F. Vignos, Esq.
                       Telephone:  (415) 983-1649

     If to TCI-Satellite:  8085 South Chester Street
                           Suite 300
                           Englewood, Colorado  80112
                           Attn:  Toby DeWeese
                           Telephone:  (303) 712-4725

                           With a copy similarly addressed to the
                           attention of Corporate Counsel
                           Telephone: (303) 712-4618

                           With a copy to:  Sherman & Howard L.L.C.
                           633 Seventeenth Street
                           Suite 3000
                           Denver, Colorado 80202
                           Attn: Peggy Knight, Esq.
                           Telephone: (303) 299-8140

     Either Party may designate by notice in writing a new address or addressee to which any notice, demand, request, or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee named above as to each Party, with the signed messenger receipt, return receipt, or the delivery receipt being deemed conclusive evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

      8.  Assignment.  Neither Party may assign any of its rights or delegate
          ----------
any of its duties hereunder without the prior written consent of the other Party; provided that either Party may assign this entire Agreement to an Affiliate of such Party or to a person or entity that acquires all or substantially all of the assets or business of such Party if such Party gives prior written notice to the other Party and delivers an assumption agreement of the assignee in form and substance reasonably satisfactory to the other Party pursuant to which such assignee assumes the obligations of the assigning Party under this Agreement. Each Party agrees that it will cause any acquiror of all or substantially all of the assets or business of such Party to assume this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and permitted assigns. For purposes of this Section 8, "assign" shall mean to directly or indirectly sell, assign, convey, lease, sublease or permit the use in any manner of the Equipment or any other rights or obligations under this Agreement.

      9.  Limitation of Liability.  Notwithstanding any contrary provision of
          -----------------------
this Agreement, TCI-Satellite shall not be liable to ResNet, and ResNet shall not be liable to TCI-Satellite, for any amounts representing their or their customers' respective loss of profits, loss of business, or direct or indirect special, exemplary, consequential, or punitive damages, arising from the performance or nonperformance of this Agreement, or any acts or omissions associated therewith or related to the use of any Equipment furnished hereunder, whether the basis of the liability is breach of contract, tort

(including negligence and strict liability), statutes, or any other legal theory. Nothing contained in this Section 9 is intended to or shall be deemed to preclude either Party from making any claim for direct damages (including reasonable attorneys' fees and costs) resulting from a breach of this Agreement by the other Party, and each Party hereby acknowledges that this Section 9 is intended specifically to eliminate liability only for any consequential damages.

      10.  Taxes.  ResNet shall pay any sales, use, excise or other taxes (other
           -----
than taxes measured on the income of TCI-Satellite) associated with the Equipment to be provided by TCI-Satellite to ResNet hereunder.

      11.  Relationship of the Parties.  It is expressly understood that the
           ---------------------------
Parties intend by this Agreement to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between themselves or their respective successors in interest. Neither Party shall have any authority to create or assume, in the name of or on behalf of the other Party any obligation, expressed or implied, or to act or purport to act as an agent or legally empowered representative of the other Party hereto for any purpose whatsoever.

      12.  General.
           -------

           (a) Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by a Party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, will be paid by the Party incurring the same.

           (b) All documentation, notices, reports and correspondence under this Agreement shall be submitted and maintained in the English language. As used herein, the singular shall include the plural and the plural may refer to only the singular. The use of any gender shall be applicable to all genders. The captions contained herein are for purpose of convenience only and are not part of the Agreement. Unless otherwise specified, all references to Sections and Exhibits in this Agreement are references to Sections of, and Exhibits to, this Agreement.

           (c) If any portion or portions of this Agreement shall be deemed, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable, and in effect, unless such remaining portion or portions are not reasonably adequate to accomplish the basic purposes and intent of the Parties. The Parties will negotiate in good faith to replace any invalid or unenforceable provision of this Agreement with an enforceable provision that accomplished the original intent of the Parties to the extent reasonably practicable.

           (d) This Agreement cannot be amended except by a written instrument signed by the Parties hereto.

           (e) Either Party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof or prevent that Party thereafter from enforcing each and every other provision of this Agreement. No waiver of any right or remedy hereunder shall be effective unless contained in a writing signed by the waiving Party. The rights granted to the Parties herein are cumulative and the waiver by a Party of any single remedy shall not constitute a waiver of such Party's right to assert all other legal remedies available to it under the circumstances.

           (f) Termination or expiration of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement which the Parties have expressly agreed shall survive any termination or expiration, or remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

           (g) This Agreement shall be governed and interpreted by the laws of the State of Delaware, without regard to its conflict of law rules. The Parties agree that all litigation relating to this Agreement shall be brought in the state and federal courts of appropriate subject matter jurisdiction in Delaware and each Party hereby submits itself to the non-exclusive in personam jurisdiction of such courts for purposes of any such litigation. Neither Party shall object to venue in such courts on the grounds of an inconvenient forum or otherwise. In the event of any litigation between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys fees and all other costs of preparing for and participating in the litigation, including all appeals.

           (h) Neither Party will be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, acts of the common enemy, the elements, earthquake, floods, fires, epidemics, quarantine restrictions, riots, strikes, failure or delay in transportation, freight embargoes or other causes beyond its control.

           (i) This Agreement, together with any exhibits, schedules, appendices, and other attachments, expresses the understanding of the Parties hereto and supersedes all prior agreements, whether oral or written, relating to the subject matters specifically expressed herein; provided, however, that the Parties acknowledge that simultaneously with the execution of this Agreement they or their affiliates are entering into the Loan Agreement, a Subscription Agreement, a Signal Availability Agreement, an Option Agreement, a Stockholders' Agreement, and a Standstill Agreement, which documents are related to this Agreement in that they collectively document a transaction between the Parties of which this Agreement is a part.

           (j) This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RESNET COMMUNICATIONS, INC.                TCI SATELLITE ENTERTAINMENT, INC.



By:                                        By:
   ------------------------------             ----------------------------------

Name:                                      Name:
     ----------------------------               --------------------------------

Title:                                     Title:
      ---------------------------                -------------------------------


ACCEPTED AND AGREED WITH RESPECT
TO SECTIONS 1(f) AND 6:

LODGENET COMMUNICATIONS, INC.


By:
   ------------------------------

Name:
     ----------------------------

Title:
      ---------------------------


                                      -1-